Exhibit 5.1

June 26, 2012

Pioneer Natural Resources Company

5205 N. O’Connor Blvd

Suite 200

Irving, Texas 75039

Re:	Pioneer Natural Resources Company $600,000,000 3.95% Senior Notes due 2022

Ladies and Gentlemen:

We have acted as counsel for Pioneer Natural Resources Company, a Delaware corporation (the “Company”), and its wholly-owned subsidiary, Pioneer Natural Resources USA, Inc., a Delaware corporation (“Pioneer USA”), with respect to certain legal matters in connection with the registration by the Company under the Securities Act of 1933 (the “Securities Act”) of the offer and sale by the Company pursuant to Rule 415 under the Securities Act of $600,000,000 aggregate principal amount of 3.95% Senior Notes due 2022 (the “Notes”), pursuant to the Underwriting Agreement, dated June 21, 2012 (the “Underwriting Agreement”), among the Company and Citigroup Global Markets Inc. and Deutsche Bank Securities Inc., as representatives of the several underwriters listed therein.

The Notes were offered and sold pursuant to a prospectus supplement, dated June 21, 2012, and filed with the Securities and Exchange Commission (“the Commission”) pursuant to Rule 424(b) on June 21, 2012, to a prospectus dated May 20, 2011 (such prospectus, as amended and supplemented by the prospectus supplement, the “Prospectus”) and included in a Registration Statement on Form S-3 (Registration No. 333-174402) (the “Registration Statement”), which became effective upon filing.

The Notes are to be issued pursuant to that certain Indenture, dated June 26, 2012, between the Company and Wells Fargo Bank, National Association (the “Trustee”), as trustee (the “Indenture”), as supplemented by the First Supplemental Indenture, dated June 26, 2012, between the Company, Pioneer USA and the Trustee (the “Supplemental Indenture”).

We have reviewed those agreements, records, documents and matters of law as we have deemed relevant in order to render the opinion set forth herein, including but not limited

Vinson & Elkins LLP Attorneys at Law Abu Dhabi Austin Beijing Dallas Dubai Hong Kong Houston London Moscow New York Shanghai Tokyo Washington	Trammell Crow Center, 2001 Ross Avenue, Suite 3700 Dallas, TX 75201-2975 Tel 214.220.7700 Fax 214.220.7716 www.velaw.com

June 26, 2012 Page 2

to (i) the Registration Statement; (ii) the Prospectus forming a part of the Registration Statement; (iii) the Amended and Restated Certificate of Incorporation, as amended, and the Third Amended and Restated Bylaws of the Company; (iv) resolutions adopted by the Board of Directors of the Company; (v) resolutions adopted by the Pricing Committee of the Company; (vi) the Certificate of Incorporation and the Bylaws of Pioneer USA; (vii) resolutions adopted by the Board of Directors of Pioneer USA; (xiii) the Indenture; (ix) the Supplemental Indenture; and (x) such other certificates, statutes and other instruments and documents as we considered appropriate for purposes of the opinion hereafter expressed.

As to certain questions of fact material to our opinion, we have made no independent investigation of such facts and have relied, to the extent that we deem such reliance proper, upon certificates from officers of the Company and other persons, and upon certificates of public officials.

Based upon and subject to the foregoing and subject further to the assumptions, exceptions and qualifications hereinafter stated, it is our opinion that the Notes have been duly authorized, executed and issued by the Company and, assuming that the Notes have been duly authenticated by the Trustee, constitute valid and binding obligations of the Company, enforceable against the Company in accordance with their terms and will be entitled to the benefits of the Indenture, as amended and supplemented by the Supplemental Indenture.

The opinion expressed above is subject in all respects to the following assumptions, exceptions and qualifications:

A.	We have assumed (i) all information contained in all documents reviewed by us is true and correct; (ii) all signatures on all documents reviewed by us are genuine; (iii) all documents submitted to us as originals are authentic and complete; (iv) all documents submitted to us as certified or photostatic copies conform to authentic originals thereof; (v) each natural person signing any document reviewed by us had the legal capacity to do so; and (vi) each person signing in a representative capacity (other than on behalf of the Company) any document reviewed by us had authority to sign in such capacity.

B.

We have assumed that (i) the Registration Statement is effective and complies with all applicable laws; (ii) the Company has timely filed all necessary reports pursuant to the Securities Exchange Act of 1934; (iii) the prospectus supplement

June 26, 2012 Page 3

prepared and filed with the Commission complies with all applicable laws; (iv) the Notes have been issued and sold in compliance with applicable federal and state securities laws and in the manner stated in the Registration Statement and the Prospectus forming a part of the Registration Statement; (v) the Indenture and the Supplemental Indenture have been duly authorized, executed and delivered by the parties thereto in substantially the form reviewed by us; and (vi) the Underwriting Agreement has been duly authorized and validly executed and delivered by the Company and the other parties thereto.

C.	In rendering this opinion, we have assumed that the Trustee is qualified to act as trustee under the Indenture and the Supplemental Indenture and that the Trustee has duly executed and delivered the Indenture and the Supplemental Indenture.

D.	The foregoing opinion is qualified to the extent that the enforceability of any document, instrument or security may be limited by or subject to (i) bankruptcy, insolvency, fraudulent transfer or conveyance, reorganization, moratorium or other similar laws relating to or affecting creditors’ rights generally, (ii) an implied covenant of good faith and fair dealing, (iii) and general equitable or public policy principles.

E.	We express no opinion with respect to (i) the enforceability of provisions in the Indenture, the Supplemental Indenture or any other agreement or instrument with respect to delay or omission of enforcement of rights or remedies, or waivers of defenses, or waivers of benefits of stay, extension, moratorium, redemption, statutes of limitation, or other nonwaivable benefits bestowed by operation of law; or (ii) the enforceability of indemnification or contribution provisions to the extent they purport to relate to liabilities resulting from or based upon negligence or any violation of federal or state securities or blue sky laws.

F.	We express no opinion as to the requirements of or compliance with federal or state securities laws or regulations.

G.

The opinion expressed in this letter is limited to the laws of the State of New York, the General Corporation Law of the State of Delaware, and the federal laws of the United States of America as in effect on the date hereof, and we undertake no duty to update or supplement the foregoing opinions to reflect any facts or circumstances that may hereafter come to our attention or to reflect any changes

June 26, 2012 Page 4

in any law that may hereafter occur or become effective. We do not express any opinions as to the laws of any other jurisdiction. You should be aware that we are not admitted to the practice of law in the State of Delaware.

We consent to the filing of this opinion of counsel as an exhibit to a Current Report on Form 8-K. We also consent to the reference to this firm under the heading “Legal Matters” in the Prospectus. In giving this consent, we do not admit that this firm is in the category of persons whose consent is required under the provisions of the Securities Act or the rules and regulations of the Commission promulgated thereunder.

We disclaim any duty to advise you regarding any changes in, or otherwise communicate with you with respect to, the matters addressed herein.

Very truly yours,

/s/ Vinson & Elkins L.L.P.